Exhibit 99.1

FOR RELEASE: Wednesday, April 25, 2018 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the "Company") (OTCQX: QNTO), the holding company for Quaint Oak Bank (the "Bank"), announced today that net income for the quarter ended March 31, 2018 was $288,000, or $0.15 per basic and $0.14 per diluted share, compared to $171,000, or $0.09 per basic and diluted share for the same period in 2017.

Robert T. Strong, President and Chief Executive Officer stated, "We are very pleased to report strong first quarter earnings, having posted a 68% increase in net income over the same period ending one year ago.  Contributing to this increase in earnings was an increase in both interest income and non-interest income for the quarter, largely due to an increase of $2.5 million, or 20% in loans originated by the Bank for portfolio and an $8.8 million increase in loan production at our mortgage company subsidiary when compared to the first quarter of 2017."

Mr. Strong added, "I am pleased that our endeavors continue to accrue to the benefit of our stockholders as we have recently announced an increase in cash dividends of 40% from $0.05 per share per quarter to $0.07 per share per quarter.  This dividend increase reflects an improved return on our stock.  Our net income for the quarter increased stockholders' equity which combined along with additional modest stock repurchase activity continues to improve our book value per share.  The Company acquired over 25,000 shares during the first quarter of 2018."

In closing, Mr. Strong commented, "As always, in conjunction with having maintained a strong repurchase program that has repurchased over 37% of our original shares issued in our initial public offering, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value."

Net income amounted to $288,000 for the three months ended March 31, 2018, an increase of $117,000, or 68.4%, compared to net income of $171,000 for the three months ended March 31, 2017.  The increase in net income on a comparative quarterly basis was primarily the result of an increase in non-interest income of $385,000, an increase in net interest income of $158,000, and a decrease in the provision for income taxes of $19,000, partially offset by an increase in non-interest expense of $416,000 and an increase in the provision for loan losses of $29,000.

The $158,000, or 8.7% increase in net interest income for the three months ended March 31, 2018 over the comparable period in 2017 was driven by a $320,000, or 12.7% increase in interest income, partially offset by a $162,000, or 23.3% increase in interest expense.  The increase in interest income was primarily due to a $26.1 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $181.7 million for the three months ended March 31, 2017 to an average balance of $207.8 million for the three months ended March 31, 2018, and had the effect of increasing interest income $349,000.  Partially offsetting this increase was a 14 basis point decline in the yield on loans receivable, net, including loans held for sale, from 5.35% for the three months ended March 31, 2017 to 5.21% for the three months ended March 31, 2018, which had the effect of decreasing interest income by $70,000.  The increase in interest expense was primarily attributable to a $21.9 million increase in average interest-bearing liabilities, which increased from an average balance of $188.2 million for the three months ended March 31, 2017 to an average balance of $210.1 million for the three months ended March 31, 2018, and had the effect of increasing interest expense $86,000.  This increase in average interest-bearing liabilities was primarily attributable to a $10.8 million increase in average certificate of deposit accounts which increased from an average balance of $137.8 million for the three months ended March 31, 2017 to an average balance of $148.6 million for the three months ended March 31, 2018, and had the effect of increasing interest expense $46,000, and a $12.5 million increase in average Federal Home Loan Bank borrowings which increased from an average balance of $15.5 million for the three months ended March 31, 2017 to an average balance of $28.0 million for the three months ended March 31, 2018, and had the effect of increasing interest expense $43,000.  Also contributing to this increase was a 16 basis point increase in the average rate on interest-bearing liabilities, from 1.47% for the three months ended March 31, 2017 to 1.63% for the three months ended March 31, 2018, which had the effect of increasing interest expense by $76,000.  This increase in rate was primarily attributable to an eleven basis point increase in rate on average certificate of deposit accounts, which increased from 1.69% for the three months ended March 31, 2017 to 1.80% for the three months ended March 31, 2018, and had the effect of increasing interest expense by $38,000, and a 62 basis point  increase in rate on average Federal Home Loan Bank borrowings, which increased from 1.19% for the three months ended March 31, 2017 to 1.81% for the three months ended March 31, 2018, which had the effect of increasing interest expense by $37,000.

The $29,000, or 69.0% increase in the provision for loan losses for the three months ended March 31, 2018 over the three months ended March 31, 2017 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at March 31, 2018.

The $385,000, or 107.8% increase in non-interest income for the three months ended March 31, 2018 over the comparable period in 2017 was primarily attributable to a $213,000, or 197.2%, increase in net gain on the sales of residential mortgage loans, a $59,000 increase in the gain on the sales of other real estate owned, a $48,000, or 184.6% increase on other fees and service charges, a $43,000, or 477.8%, increase in other non-interest income, and a $23,000 increase in the gain on sale of SBA loans.

The $416,000, or 22.0% increase in non-interest expense for the three months ended March 31, 2018 compared to the same period in 2017 was primarily attributable to a $351,000, or 26.7%, increase in salaries and employee benefits expense due primarily to increased staff related to the continued expansion of the Company's mortgage banking and lending operations, and the expansion of our real estate subsidiary, a $39,000, or 83.0%, increase in data processing expense, a $38,000, or 27.5%, increase in other non-interest expense, and a $15,000, or 38.5%, increase in advertising expense. These increases were partially offset by a $30,000, or 33.3%, decrease in professional fees.

The provision for income tax decreased $19,000, or 25.7%, from $74,000 for the three months ended March 31, 2017 to $55,000 for the three months ended March 31, 2018 as our effective tax rate decreased from 30.2% for the three months ended March 31, 2017 to 16.0% for the three months ended  March 31, 2018 primarily due to the decrease in the Company's income tax rate from 34% in 2017 to 21% in 2018 as a result of the Tax Cuts and Jobs Act which was signed into law on December 22, 2017, and a tax deduction taken in the first quarter of 2018 related to the exercise of non-qualified stock options during the three months ended March 31, 2018.

The Company's total assets at March 31, 2018 were $251.6 million, an increase of $12.0 million, or 5.0%, from $239.6 million at December 31, 2017.  This growth in total assets was primarily due to a $9.0 million, or 114.0% increase in cash and cash equivalents, and a $5.4 million, or 2.7%, increase in loans receivable, net, partially offset by a $2.1 million, or 29.5% decrease in loans held for sale.  The largest increases within the loan portfolio occurred in the following categories: commercial real estate loans which increased $4.2 million, or 4.5%, multi-family residential loans which increased $1.7 million, or 8.0%, and commercial business loans which increased $1.6 million, or 13.4%.  These increases were partially offset by a $2.9 million, or 5.7% decrease in one-to-four family residential non-owner occupied loans.

Total deposits increased $12.7 million, or 6.8%, to $198.9 million at March 31, 2018 from $186.2 million at December 31, 2017. This increase in deposits was primarily attributable to increases of $8.4 million, or 5.8%, in certificates of deposit, $3.1 million, or 38.4% in non-interest bearing checking accounts, and $1.7 million, or 5.7%, in money market accounts, partially offset by a $379,000, or 16.1% decrease in savings accounts and a $109,000, or 23.5% decrease in passbook accounts.

Total stockholders' equity increased $300,000, or 1.4%, to $22.5 million at March 31, 2018 from $22.2 million at December 31, 2017.  Contributing to the increase was net income for the three months ended March 31, 2018 of $288,000, the reissuance of treasury stock for exercised stock options of $264,000, common stock earned by participants in the employee stock ownership plan of $48,000, amortization of stock awards and options under our stock compensation plans of $32,000, the reissuance of treasury stock under the Bank's 401(k) Plan of $24,000, and other comprehensive income, net of $12,000.  These increases were partially offset by the purchase of treasury stock of $272,000 and by dividends paid of $96,000.

Non-performing loans amounted to $2.7 million, or 1.31% of net loans receivable at March 31, 2018, consisting of eight loans, four of which are on non-accrual status and four of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $3.1 million, or 1.52% of net loans receivable at December 31, 2017, consisting of eleven loans, three of which were on non-accrual status and eight of which were 90 days or more past due and accruing interest.  The non-performing loans at March 31, 2018 include three one-to-four family owner occupied residential loans, two one-to-four family non-owner occupied residential loans, two construction loans, and one commercial real estate loan, and all are generally well-collateralized or adequately reserved for.  During the quarter ended March 31, 2018, two loans were placed on non-accrual status resulting in the reversal of approximately $16,000 of previously accrued interest income, and one loan was paid-off.  The allowance for loan losses as a percent of total loans receivable was 0.88% at March 31, 2018 and 0.89% at December 31, 2017.

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies.  Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, headquartered in Southampton, Pennsylvania and the Bank's subsidiary companies conduct business through two regional offices located in the Delaware Valley and Lehigh Valley markets and a Chalfont, PA location.  Quaint Oak Bank's subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC. Consolidated Balance Sheets (In Thousands)

	At March 31, 2018	At December 31, 2017
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$16,931	$7,910
Investment in interest-earning time deposits	4,920	4,879
Investment securities available for sale at fair value	7,674	7,912
Loans held for sale	4,941	7,006
Loans receivable, net of allowance for loan losses (2018: $1,836; 2017: $1,812)	207,054	201,667
Accrued interest receivable	981	1,021
Investment in Federal Home Loan Bank stock, at cost	1,234	1,234
Bank-owned life insurance	3,834	3,814
Premises and equipment, net	2,010	1,988
Goodwill	515	515
Other intangible, net of accumulated amortization	404	416
Prepaid expenses and other assets	1,064	1,234
Total Assets	$251,562	$239,596

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$11,013	$7,956
Interest-bearing	187,923	178,265
Total deposits	198,936	186,221
Federal Home Loan Bank advances	28,000	28,000
Accrued interest payable	174	167
Advances from borrowers for taxes and insurance	1,651	2,423
Accrued expenses and other liabilities	316	600
Total Liabilities	229,077	217,411
Stockholders' Equity	22,485	22,185
Total Liabilities and Stockholders' Equity	$251,562	$239,596

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands)

	For the Three Months Ended March 31,
	2018	2017
	(Unaudited)
Interest Income	$2,835	$2,515
Interest Expense	856	694
Net Interest Income	1,979	1,821
Provision for Loan Losses	71	42
Net Interest Income after Provision for Loan Losses	1,908	1,779
Non-Interest Income	742	357
Non-Interest Expense	2,307	1,891
Income before Income Taxes	343	245
Income Taxes	55	74
Net Income	$288	$171

	Three Months Ended March 31,
Per Common Share Data:	2018	2017
Earnings per share – basic	$0.15	$0.09
Average shares outstanding – basic	1,881,865	1,838,125
Earnings per share – diluted	$0.14	$0.09
Average shares outstanding - diluted	1,990,290	1,980,217
Book value per share, end of period	$11.50	$10.98
Shares outstanding, end of period	1,954,571	1,927,486

	Three Months Ended March 31,
Selected Operating Ratios:	2018	2017
Average yield on interest-earning assets	4.84%	4.83%
Average rate on interest-bearing liabilities	1.63%	1.47%
Average interest rate spread	3.21%	3.36%
Net interest margin	3.38%	3.50%
Average interest-earning assets to average interest-bearing liabilities	111.47%	110.66%
Efficiency ratio	84.76%	86.83%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.31%	0.91%
Non-performing assets as a percent of total assets	1.08%	0.93%
Allowance for loan losses as a percent of non-performing loans	67.89%	98.83%
Allowance for loan losses as a percent of total loans receivable	0.88%	0.89%
Texas Ratio (2)	11.56%	9.31%
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(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by consolidated tangible common equity plus the allowance for loan losses.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059